CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-216033 on Form N-2 of our reports dated November 27, 2020 relating to the financial statements, financial highlights, and schedule of investments of AlphaCentric Prime Meridian Income Fund appearing in the Annual Report on Form N-CSR of AlphaCentric Prime Meridian Income Fund for the period from December 31, 2019 (commencement of operations) to September 30, 2020, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
January 26, 2021